SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549


                               FORM 8-K/A (3)
                               CURRENT REPORT

   Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

     Date of report (Date of earliest event reported) December 28, 1995

                       Commission File Number 1-16914

                          THE E.W. SCRIPPS COMPANY
           (Exact name of registrant as specified in its charter)




   Delaware                                         51-0304972
(State or other jurisdiction of                  (I.R.S. Employer
incorporation or organization)                  Identification Number)

1105 N. Market Street
Wilmington, Delaware                                     19801
(Address of principal executive offices)               (Zip Code)

     Registrant's telephone number, including area code:  (302) 478-4141

                                  Not Applicable
 (Former name, former address and former fiscal year, if changed since last report.)

                     INDEX TO THE E. W. SCRIPPS COMPANY

   THIRD AMENDMENT TO CURRENT REPORT ON FORM 8-K DATED DECEMBER 28, 1995



Item No.                                                             Page


  5       Other Events

          (A)  Description of the Transactions                         3

          (B)  Litigation Regarding the Transactions                   3

          (D)  Description of Scripps Cable                            5

          (E)  Financial Statements and Exhibits                      28

          (F)  Signatures                                             28

  7       Financial Statements and Exhibits

          (A)  Index to Financial Statements and Financial
                 Information                                       F - 1

          (B)  Index to Pro Forma Financial Information            P - 1

          (C)  Index to Exhibits                                   E - 1

This third amendment to The E.W. Scripps Company Current Report on Form 8-K filed on December 29, 1995 provides additional disclosures relating to accruals for certain lawsuits and settlements under Item 7. Financial Statements and Exhibits.


                       DESCRIPTION OF THE TRANSACTIONS

On October 28, 1995, Scripps and Comcast Corporation ("Comcast") reached an agreement pursuant to which Scripps will contribute all of its non-cable television assets to Scripps Howard, Inc. ("SHI" - a wholly-owned subsidiary of Scripps and the direct or indirect parent of all of Scripps' operations) and SHI's cable television system subsidiaries ("Scripps Cable") will be transferred to and held directly by Scripps. Scripps Cable will be acquired by Comcast through a tax-free merger (the "Merger") with Scripps. The remaining SHI business will continue as "New Scripps", which will be distributed in a tax-free "spin-off" to Scripps shareholders (the "Spin-Off") prior to the Merger and thereafter renamed The E.W. Scripps Company. As a condition of the Merger Scripps has agreed to retire or defease its $32 million aggregate principal amount 7.375% notes due in 1998 ("Defeasance"). The Merger, Spin-off and Defeasance are collectively referred to as the "Transactions."

The total value in Comcast shares that Scripps shareholders are expected to receive is $1.575 billion, subject to certain closing adjustments. In the Spin-Off Scripps shareholders will receive one New Scripps Common Voting Share for each share of Scripps Common Voting Stock held and one New Scripps Class A Common Share for each share of Scripps Class A Common Stock held.

Scripps' historical basis in its assets and liabilities will be carried over to New Scripps. The Transactions will be recorded as a reverse-spin transaction, and accordingly New Scripps' results of operations for periods prior to the consummation of the Transactions will be identical to the historical results previously reported by Scripps. Because Scripps Cable represents an entire business segment that will be divested, its results are reported as "discontinued operations" for all periods presented. Results of the remaining business segments, including results for divested operating units within these segments through their dates of sale, are reported as "continuing operations." Management of New Scripps intends to continue to pay the same quarterly dividend per share as Scripps. Future dividends will, however, be subject to New Scripps' earnings, financial condition, and capital requirements.

The closing date of the Transactions is expected to be in the third quarter of 1996, subject to regulatory approvals and certain other conditions. Controlling shareholders in Scripps and Comcast have agreed to vote in favor of the Merger, and as a result completion of the Transactions is assured so long as such conditions are met and such regulatory approvals (including approval of the Spin-Off as a tax-free transaction by the Internal Revenue Service and approval of the Merger by the Federal Communications Commission and certain franchise authorities) are received. While there can be no assurances regarding such approvals, management believes all such approvals will be obtained.


                    LITIGATION REGARDING THE TRANSACTIONS

Stockholders' Litigation - On October 30, 1995, three purported class actions on behalf of Scripps stockholders were filed in the Court of Chancery, New Castle County, State of Delaware with respect to the Merger and related transactions: Steven J. Gutter v. Daniel J. Meyer, et al., Case No. 14650; David Shaev v. Lawrence A. Leser, et al., Case No. 14653 and Jack Shanfield v. Lawrence A. Leser, et al., Case No. 14655. These actions are expected to be consolidated and are collectively referred to herein as the "Stockholders' Litigation".

The Stockholders' Litigation challenges the terms of the Merger and names Scripps and its directors as defendants. The Stockholders' Litigation alleges that the defendants breached their fiduciary duties to the stockholders of Scripps with respect to the proposed transactions because they failed to obtain the best price for the disposition of the cable assets and have failed to maximize shareholder value. The Stockholders' Litigation further claims, among other things, that the defendants breached their fiduciary duties to the Scripps stockholders by entering into the transactions to benefit The Scripps Trust and Scripps family members contrary to the best interests of the other stockholders of Scripps.

The Stockholders' Litigation seeks to have the Merger enjoined or, if the Merger is consummated, to have it rescinded and to recover unspecified amounts of damages, fees, and expenses. In addition, the actions seek an order to have a Scripps stockholders' committee consisting of class members to participate in the review of any transaction relating to the disposition of the Scripps cable television businesses.

The defendants named in the Stockholders' Litigation deny the material allegations asserted against them. It is the defendants' intention to defend vigorously the Stockholders' Litigation. Management believes the Stockholders' Litigation is without merit and will not have a material adverse effect on Scripps' results of operations or financial position.

River City Litigation - On January 3, 1996 River City Cablevision, Inc. ("River City") commenced an action in California Superior Court, Sacramento County, against Scripps Howard Cable Company of Sacramento ("Scripps Howard Sacramento") relating to the partnership that operates the Scripps cable television system in Sacramento. River City is the minority partner and Scripps Howard Sacramento is the majority partner of the partnership. In the complaint, River City alleges breach of fiduciary duty, breach of contract and other claims based upon the contention that Scripps Howard Sacramento improperly misappropriated more than $100 million from the partnership through unauthorized or improper loans, interest payments and management fees. Management believes this action is without merit and intends to contest it vigorously. Management does not believe that this action will have a material adverse effect on Scripps' financial position or results of operations.

                        DESCRIPTION OF SCRIPPS CABLE


                                  BUSINESS

General - Scripps Cable operates cable television systems in Florida, California, Colorado, Georgia, Indiana, Kentucky, South Carolina, Tennessee, Virginia, and West Virginia. While Scripps Cable purchased several cable television systems adjacent to existing service areas in the periods between January 1, 1991 and December 31, 1995, substantially all of Scripps Cable's subscriber growth has been achieved by increasing subscribers in its existing service areas. The acquisitions have not had a significant impact on operations.

In 1995 Scripps Cable sold its Barbourville, Ky. cable television system. The Barbourville system had approximately 2,500 subscribers. Sale of the system did not have a significant impact on operating revenues or operating income.

Cable television delivers a variety of channels and television programming, primarily video entertainment and informational programming, to subscribers who pay a monthly fee for the services they receive. Television and radio signals are received off-air or via satellite delivery by antennas, microwave relay stations and satellite earth stations and are modulated, amplified and distributed over a network of coaxial and fiber optic cable to the subscribers' television sets. Cable television systems generally operate pursuant to non-exclusive franchises awarded by local governmental authorities for specified periods of time.

Subscriber information as December 31 for Scripps Cable systems is as follows:

( in thousands )                                                                                                       Premium
                                                                                                                       Subs. as
                                                        Homes            Basic        Penetration       Premium           a % of
     Cable Television System Cluster                   Passed             Subs            Rate         Subs (1)           Basic

            December 31, 1995
Sacramento, CA cluster                                     448.3            230.3             51%           324.8             141%
Chattanooga, TN cluster                                    179.9            113.3             63%            66.1              58%
Knoxville, TN cluster                                      150.5            107.2             71%            55.2              51%
Atlanta, GA cluster                                        100.3             74.6             74%            46.1              62%
Bluefield, WV cluster                                       75.0             55.1             73%            30.6              56%
Lake County, FL cluster                                     70.9             54.0             76%            18.6              34%
Rome, GA cluster                                            65.1             50.3             77%            36.4              72%
Elizabethtown, KY cluster                                   49.4             43.4             88%            24.7              57%
Longmont, CO cluster                                        53.3             38.2             72%            30.3              79%

Total                                                    1,192.7            766.4             64%           632.8              83%


            December 31, 1994
Sacramento, CA cluster                                     442.0            222.8             50%           361.4             162%
Chattanooga, TN cluster                                    176.4            110.1             62%            74.9              68%
Knoxville, TN cluster                                      149.7            105.2             70%            53.3              51%
Atlanta, GA cluster                                         97.9             71.2             73%            48.4              68%
Bluefield, WV cluster                                       74.4             54.2             73%            30.9              57%
Lake County, FL cluster                                     69.0             50.8             74%            20.2              40%
Rome, GA cluster                                            60.6             47.0             78%            37.3              79%
Elizabethtown, KY cluster                                   48.8             42.2             86%            24.2              57%
Longmont, CO cluster                                        51.2             35.7             70%            29.7              83%

Total                                                    1,170.0            739.2             63%           680.3              92%

( in thousands )                                                                                                       Premium
                                                                                                                       Subs. as
                                                        Homes            Basic        Penetration       Premium           a % of
     Cable Television System Cluster                   Passed             Subs            Rate         Subs (1)           Basic

            December 31, 1993
Sacramento, CA cluster                                     436.4            210.8             48%           307.8             146%
Chattanooga, TN cluster                                    172.9            105.8             61%            71.4              67%
Knoxville, TN cluster                                      146.0            101.5             70%            50.3              50%
Atlanta, GA cluster                                         97.6             66.9             69%            38.1              57%
Bluefield, WV cluster                                       73.3             51.2             70%            30.6              60%
Lake County, FL cluster                                     67.2             47.4             71%            18.8              40%
Rome, GA cluster                                            56.3             44.6             79%            33.9              76%
Elizabethtown, KY cluster                                   48.3             40.3             83%            20.7              51%
Longmont, CO cluster                                        48.8             32.5             67%            28.0              86%

Total                                                    1,146.8            701.0             61%           599.6              86%

            December 31, 1992
Sacramento, CA cluster                                     427.9            204.7             48%           270.5             132%
Chattanooga, TN cluster                                    173.0             99.8             58%            76.8              77%
Knoxville, TN cluster                                      143.1             97.0             68%            50.7              52%
Atlanta, GA cluster                                         97.4             64.6             66%            40.2              62%
Bluefield, WV cluster                                       72.6             49.5             68%            34.1              69%
Lake County, FL cluster                                     65.8             45.4             69%            17.9              39%
Rome, GA cluster                                            53.8             42.4             79%            41.7              98%
Elizabethtown, KY cluster                                   48.0             39.8             83%            17.7              44%
Longmont, CO cluster                                        47.2             29.9             63%            27.1              91%

Total                                                    1,128.8            673.1             60%           576.7              86%

            December 31, 1991
Sacramento, CA cluster                                     418.0            203.8             49%           245.1             120%
Chattanooga, TN cluster                                    164.1             96.0             59%            68.4              71%
Knoxville, TN cluster                                      140.6             90.9             65%            46.2              51%
Atlanta, GA cluster                                         95.2             58.8             62%            36.1              61%
Bluefield, WV cluster                                       66.3             47.6             72%            29.8              63%
Lake County, FL cluster                                     63.4             42.7             67%            14.7              34%
Rome, GA cluster                                            52.2             40.2             77%            36.1              90%
Elizabethtown, KY cluster                                   47.5             38.2             80%            14.2              37%
Longmont, CO cluster                                        45.8             27.3             60%            23.2              85%

Total                                                    1,093.1            645.5             59%           513.8              80%

(1) Each subscription to a premium
    programming service is counted as one
    subscriber.

Revenues and Pricing - The composition of Scripps Cable operating revenues for the most recent five years is as follows:


( in thousands )

                                                                             For the years ended December 31,
                                                        1995              1994            1993           1992              1991

Basic and cable
     programming services                          $     183,196    $     165,682   $     171,703   $     163,069    $     145,258
Premium programming services                              53,297           49,242          46,401          44,559           45,280
Other monthly services                                    16,873           17,422          14,611          13,002           13,807
Advertising                                               13,215           11,367           8,870           8,394            7,071
Installation and other                                    12,901           11,643          10,207           9,094            6,775

Total operating revenues                           $     279,482    $     255,356   $     251,792   $     238,118    $     218,191

Scripps Cable systems carry a wide variety of entertainment and information services. Basic cable generally consists of video programming broadcast by local television stations, locally produced programming, public, educational and government access channels, and distant broadcast television signals. Federal law requires customers to purchase the basic cable package in order to receive additional services. Advertiser-supported video programming such as ESPN and CNN and other entertainment and information services are included in various cable programming service packages. Premium programming consists of non-advertiser-supported entertainment services such as Home Box Office and Showtime. A customer generally pays an initial installation charge and fixed monthly fees for basic, cable programming, premium programming and other services, such as the rental of converters and remote control devices. These monthly fees constitute the primary source of revenues for Scripps Cable's systems.

Certain of Scripps Cable systems are equipped with addressable decoding converters which enable the systems to offer interactive services, such as pay-per-view programming, for which the systems charge additional fees. Addressable decoding converters also enable the systems to change customer services without visiting the customer's home. Most of Scripps Cable's systems also offer customers home shopping services, which pay the systems a share of revenues from sales of products in the systems' service areas. The systems also receive revenue from the sale of available advertising spots on advertiser-supported programming.

Rates for cable television services are established by each system.
Pursuant to the Cable Television Consumer Protection Act of 1992 (the "1992 Cable Act") the Federal Communications Commission ("FCC") adopted regulations that permit franchising authorities to set rates for basic service and the provision of cable related equipment. To the extent that existing rates are found to exceed those permitted by the FCC, franchising authorities are able to require cable television systems to reduce the rates and provide refunds for up to a one-year period initially calculated from the effective date of the FCC's regulations. The FCC will also, upon a proper complaint, determine whether rates for regulated non-basic service tiers (except for service offered on a per-channel or per-program basis) are unreasonable and, if so found, reduce such rates and provide refunds from the date of such complaint. In addition, the FCC's regulations, as they now stand, limit the ability to increase revenues by increasing rates for regulated services. It is possible that, pursuant to further review by the franchising authorities and the FCC, certain additional rate reductions may be required.

Basic and cable service tier complaints have been filed against Scripps Cable systems with local franchise authorities and with the FCC's Cable Services Bureau, several of which have been resolved. Basic and cable service tier refunds ordered by the FCC and local franchise authorities total less than $300,000 through December 31, 1995. A number of basic and cable service tier complaints remain undecided. Management does not expect the refunds to be awarded, if any, to have a material adverse effect on Scripps Cable's results of operations or financial position.

The Telecommunications Act of 1996 (the "Telecommunications Act") provides some significant relief from the burdens of rate regulation by, among other things, expanding the flexibility of operators to set differing rates for providing services to multiple dwelling units and by modifying the threshold for the filing of a complaint that would trigger review of new non-basic cable programming rates. Most importantly, the new law sets a maximum timetable of three years for the elimination of all rate regulation of non-basic cable programming services.

Competition - Cable television systems are operated under franchises granted by local authorities which are subject to renewal and re-negotiation from time to time. The 1992 Cable Act prohibits franchising authorities from granting exclusive cable television franchises and from unreasonably refusing to award additional competitive franchises; it also permits municipal authorities to operate cable television systems in their communities without a franchise. Therefore, there is a potential for direct competition in Scripps Cable's franchise areas.

All of Scripps Cable's systems compete for subscribers with other methods of delivering entertainment and information programming to the subscriber's home, such as broadcast television, multi-channel multi-point distribution systems, master and satellite antenna systems, direct broadcast satellite services, and home systems such as video cassette and laser disc players. Management of Scripps Cable believes competition will increase as new technologies such as broadcast satellite delivery services and more advanced "wireless cable systems" gain greater consumer acceptance.

In the past federal cross-ownership restrictions limited entry into the cable television business by the telephone companies. After a string of judicial determinations that these restrictions were unconstitutional, the Telecommunications Act eliminated them. The Telecommunications Act further sets out alternative means by which telephone companies may enter the business of distribution cable-like video services, including operating as a locally franchised cable operator.

Prior to the elimination of these restrictions, some telephone companies chose to initiate efforts to offer cable programming under a regulatory scheme known as Video Dial Tone ("VDT"), which limits the telephone company's participation in programming the video delivery system but avoids the need to obtain a local cable franchise. BellSouth has initiated a trial of such a system in a segment of Scripps Cable's Atlanta cluster. The Telecommunications Act vacates the FCC's VDT rules, but sets out guidelines for the offering of a somewhat similar "open video system" service. It is not known how or whether BellSouth will proceed with this trial.

Most observers believe that the telephone companies will be formidable competitors in offering video services and that their entry into the video market will hasten consumer demand for interactive telecommunications capabilities through any system providing video services. Relatedly, many observers believe that competition from the telephone companies in the video marketplace will impose on cable operators the need to serve a sufficiently large number of subscribers in contiguous regions so as to permit the cable operator to compete in the offering of interactive telecommunications services.

Management cannot predict the extent to which the anticipated competition from telephone companies, other cable television operators, other distribution systems for delivering video programming to the home, and other potential competitors may effect Scripps Cable's systems.

Programming - Scripps Cable purchases programming from a variety of suppliers, the charge for which is generally based upon the number of subscribers receiving the service. Program costs have risen in recent years and are expected to continue to increase due to additional programming offered subscribers, increased costs to produce or purchase programming, regulation and other factors. Program costs as a percentage of basic and premium programming service revenues have also risen in recent years due to reductions in basic revenue per subscriber as a result of re-regulation (see "Revenues and Pricing") and to discounts offered to subscribers receiving multiple premium channels.

Under the Copyright Act of 1976 cable television system operators are granted compulsory licenses permitting the carriage of the copyrighted works of local and distant broadcast signals for a statutory fee. FCC rules on syndicated exclusivity provide that if a local broadcast licensee has purchased the exclusive local distribution rights for a particular syndicated program, such licensee is generally entitled to insist that a local cable television system operator delete that program from any distant television signal carried by the cable television system.

Under the 1992 Cable Act local broadcast stations may require cable television operators to pay a fee for the right to continue to carry their local television signals. Alternatively, a local broadcaster may demand carriage under the 1992 Cable Act's "must-carry" provisions.

Regulation and Legislation - The cable television industry is subject to extensive regulation on the federal, state, and local levels.
The 1992 Cable Act substantially expanded this regulation. It, among other things: (i) reimposed rate regulations on most cable television systems;
(ii) reimposed "must carry" rules with respect to local broadcast television signals; (iii) granted all broadcasters the option to refuse carriage of their signals; (iv) required that vertically integrated cable television companies not unreasonably refuse to deal with any multichannel programming distributor or discriminate in the price, terms, and conditions of carriage of programming between cable television operators and other multichannel programming distributors if the effect would be to impede retail competition; and (v) established cross-ownership rules with respect to cable television systems and direct broadcast satellite systems, multi-channel multipoint distribution systems, and satellite master antenna systems.

The Telecommunications Act offers some significant relief from the 1992 Cable Act's rate regulation (see "Revenues and Pricing"). The Telecommunications Act also seeks to encourage competition in the offering of local telephone service from cable operators and others by, among other things, requiring local telephone companies to provide interconnection with their existing networks and by precluding the state from prohibiting competition in local telephone service. Nevertheless, developing the regulations that will govern how such competitors may offer telephone local service is expected to be controversial and time-consuming.

The provisions of local cable television franchises are subject to federal regulation under the Cable Communications Policy Act of 1984 (the "1984 Act"). Pursuant to the 1984 Act, local franchising authorities are given the right to award and renew one or more franchises for the community over which they have jurisdiction, the fees for which are prohibited from exceeding 5% of a cable television system's gross annual revenues.

Management believes Scripps Cable is in substantial compliance with all applicable regulatory requirements.

                           SELECTED FINANCIAL DATA

The following selected combined financial data are derived from the combined financial statements of Scripps Cable. The data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of Scripps Cable" and the combined financial statements and notes thereto included elsewhere herein. With the exception of the 1991 income statement and cash flow data, and the 1992 and 1991 balance sheet data, which have not been audited, all data have been derived from audited combined financial statements of Scripps Cable.


SCRIPPS CABLE
SELECTED FINANCIAL DATA
( in millions )

                                                                                             For the years ended December 31,
                                                                                 1995(1)    1994(1)    1993(1)    1992(1)    1991(1)
Summary of Operations
     Operating revenues                                                       $  279.5   $  255.4   $  251.8   $  238.1   $  218.2

     Operating income
          Operating income excluding unusual items                            $   64.0   $   42.8   $   45.2   $   43.7   $   35.7
          Accrual for certain lawsuits (2)                                       (1.4)      (6.5)
          Special rebates to subscribers(3)                                                 (3.0)
          Settlement of antitrust and unfair trade practices litigation (4)                                                 (12.0)
               Total operating income                                             62.6       33.3       45.2       43.7       23.7
     Interest expense                                                           (35.3)     (33.8)     (29.8)     (30.9)     (34.0)
     Gain on sale of cable television system (1)                                   1.5
     Miscellaneous, net                                                            0.8      (3.0)      (2.4)      (2.4)      (1.8)
     Income taxes (5)                                                           (11.9)       10.6      (8.3)     (14.9)      (0.6)
     Net income (loss)                                                        $   17.7   $    7.1   $    4.7   $  (4.5)   $ (12.7)


Other Financial Data
     EBITDA(6) - excluding unusual items(2,3,4)                               $  118.1   $  100.1   $  105.3   $  101.3   $   91.6
     EBITDA as a percentage of operating revenues                                42.2%      39.2%      41.8%      42.5%      42.0%
     Depreciation and amortization                                                54.1       57.3       60.0       57.6       55.9
     Net cash flow from operating activities                                      72.0       56.7       65.4       51.4       50.1
     Investing activity:
          Capital expenditures                                                  (47.5)     (41.6)     (67.0)     (58.3)     (36.8)
          Other (investing)/divesting activity, net                                2.6     (24.6)      (3.8)      (3.0)      (4.6)
     Total assets                                                                422.6      438.4      430.1      419.9      420.7
     Advances from parent company                                                312.7      336.3      325.0      318.3      310.7
     Stockholders' equity (deficiency)                                          (15.0)     (32.6)     (39.7)     (44.4)     (40.0)

                      Notes to Selected Financial Data

(1) Scripps Cable acquired several cable television systems adjacent to existing service areas in the periods presented. In 1995 Scripps Cable sold its Barbourville, Ky. system. The acquisitions and the Barbourville sale had no significant impact on operating revenues or operating income.

(2) In 1994 Scripps Cable accrued $6.5 million as an estimate of the ultimate costs, including attorneys' fees and settlements, of certain lawsuits against the Sacramento cable television system related primarily to employment issues and to the timing and amount of late-payment fees assessed to subscribers. The accrual reduced 1994 net income $4.0 million. In 1995 Scripps Cable accrued an additional $1.4 million based upon a reassessment of the probable costs of these and additional employment-related lawsuits. The additional accrual reduced 1995 net income $0.9 million.

(3) In 1994 customers of the Sacramento cable television system were awarded special rebates in connection with litigation concerning the system's pricing in the late 1980s. The rebates and related legal fees totaled $3.0 million and reduced net income $1.7 million.

(4) In 1991 Scripps Cable settled a lawsuit alleging violations of antitrust and unfair trade practice laws. The settlement and related legal fees totaled $12.0 million and reduced net income $7.9 million.

(5) In 1992 management changed its estimate of a tax deduction related to the redemption of a partnership interest in certain of Scripps Cable's cable television systems. The resulting change in the liability for prior year income taxes decreased 1992 net income $8.4 million. In the fourth quarter of 1994 the Internal Revenue Service proposed adjustments related to certain intangible assets and the redemption of the partnership interest. Based upon the proposed adjustments management again changed its estimate of the tax liability for prior years. The resulting change in the liability for prior year income taxes and the deferred income tax liability increased 1994 net income $11.8 million.

(6) Earnings before interest, income taxes, corporate management fees, depreciation, and amortization ("EBITDA") is included in the Selected Financial Data because:

      Changes in depreciation and amortization are often unrelated to current performance. Management believes the year-over-year change in EBITDA is a more useful measure of year-over-year performance than the change in operating income because, combined with information on capital spending plans, it is a more reliable indicator of results that may be expected in future periods. However, management's belief that EBITDA is a more useful measure of year-over-year performance is not shared by the accounting profession.

      Financial analysts use EBITDA to value cable television businesses.

      Acquisitions of cable television businesses are based on multiples of EBITDA.

    EBITDA should not, however, be construed as an alternative measure of the amount of Scripps Cable's income or cash flow from operating activities as EBITDA excludes significant costs of doing business.

 MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                         OPERATIONS OF SCRIPPS CABLE

Scripps Cable's revenues are primarily earned from subscriber fees for basic, cable programming and premium television services (including pay-per-view programming), and the rental of converters and remote control devices. Historically Scripps Cable's revenue growth has been primarily achieved through internal subscriber growth, acquisitions, and increases in rates for services provided to cable television subscribers. Regulations adopted by the Federal Communications Commission ("FCC") pursuant to the 1992 Cable Act have affected Scripps Cable's ability to increase rates for certain subscriber services or to restructure its rates for certain services. The rate regulation, which is described more fully under "Revenues and Pricing", is generally intended to reduce subscriber rates and to limit future rate increases for basic and certain other cable programming services.

RESULTS OF OPERATIONS

Earnings before interest, income taxes, corporate management fees, depreciation, and amortization ("EBITDA") is included in the discussion of results of operations because:

    Changes in depreciation and amortization are often unrelated to current performance. Management believes the year-over-year change in EBITDA is a more useful measure of year-over-year performance than the change in operating income because, combined with information on capital spending plans, it is a more reliable indicator of results that may be expected in future periods. However, management's belief that EBITDA is a more useful measure of year-over-year performance is not shared by the accounting profession.

    Financial analysts use EBITDA to value cable television businesses.

    Acquisitions of cable television businesses are based on multiples of EBITDA.

EBITDA should not, however, be construed as an alternative measure of the amount of Scripps Cable's income or cash flow from operating activities as EBITDA excludes significant costs of doing business.

Combined results of operations are as follows:


( in thousands, except per subscriber information)
                                                                                                     For the years ended
                                                                                                          December 31,

                                                                           1995    Change       1994    Change     1993

Operating revenues:
     Basic and cable
          programming services                                          $  183,196  10.6 %   $  165,682  (3.5)%  $  171,703
     Premium programming services                                           53,297   8.2 %       49,242   6.1 %      46,401
     Other monthly service                                                  16,873  (3.2)%       17,422  19.2 %      14,611
     Advertising                                                            13,215  16.3 %       11,367  28.2 %       8,870
     Installation and miscellaneous                                         12,901  10.8 %       11,643  14.1 %      10,207

Total operating revenues                                                   279,482   9.4 %      255,356   1.4 %     251,792

Operating expenses:
     Employee compensation and benefits                                     42,952   3.9 %       41,343   5.4 %      39,237
     Program costs                                                          69,826  13.3 %       61,614  10.9 %      55,548
     Other                                                                  48,630  (7.0)%       52,271   1.0 %      51,747
     Depreciation and amortization                                          54,099  (5.6)%       57,331  (4.5)%      60,029

Total operating expenses                                                   215,507   1.4 %      212,559   2.9 %     206,561

Operating income
     excluding unusual items                                                63,975  49.5 %       42,797  (5.4)%      45,231
Unusual items                                                              (1,402)              (9,493)

Operating income                                                            62,573               33,304              45,231
Interest expense                                                          (35,258)             (33,789)            (29,805)
Corporate management fee                                                                        (2,957)             (2,293)
Gain on sale of cable television system                                      1,502
Other credits (charges)                                                        786                 (69)               (139)
Income taxes                                                              (11,913)               10,590             (8,273)

Net income (loss)                                                       $   17,690           $    7,079          $    4,721

Other Financial and Statistical Data:



EBITDA excluding unusual items                                          $  118,074  17.9 %   $  100,128  (4.9)%  $  105,260

Percent of operating revenues:
    Operating income                                                        22.9 %               16.8 %              18.0 %
    EBITDA                                                                  42.2 %               39.2 %              41.8 %

Capital expenditures                                                    $   47,484  14.1 %   $   41,616 (37.9)%  $   67,019

Average number of basic subscribers                                          753.1   4.9 %        717.7   4.9 %       684.3

Average monthly revenue
    per basic subscriber                                                   $ 30.93   4.3 %      $ 29.65  (3.3)%     $ 30.66

Program costs as a percent
    of basic and premium revenue                                            29.5 %               28.7 %              25.5 %

Homes passed at end of period                                              1,192.7   1.9 %      1,170.0   2.0 %     1,146.8

Basic subscribers at end of period                                           766.4   3.7 %        739.2   5.4 %       701.0

Penetration at end of period                                                64.3 %               63.2 %              61.1 %

The following items affected the comparability of the Scripps Cable reported results of operations:

    In 1995 Scripps Cable sold its cable television system in Barbourville, Kentucky. The sale resulted in a pre-tax gain of $1.5 million, $0.9 million after-tax.

    In 1994 Scripps Cable accrued $6.5 million as an estimate of the ultimate costs, including attorneys' fees and settlements, of certain lawsuits against the Sacramento cable television system related primarily to employment issues and to the timing and amount of late-payment fees assessed to subscribers. The accrual reduced 1994 net income $4.0 million. In 1995 Scripps Cable accrued an additional $1.4 million based upon a reassessment of the probable costs of these and additional employment-related lawsuits. The additional accrual reduced 1995 net income $0.9 million.

    In 1994 customers of the Sacramento cable television system were awarded special rebates in connection with litigation concerning the system's pricing in the late 1980s. The rebates and related legal fees totaled $3.0 million and reduced net income $1.7 million.

    In 1994 the Internal Revenue Service proposed adjustments related to certain intangible assets and a deduction related to the redemption of partnership interest in certain of its cable systems. Based upon the proposed adjustments management changed its estimate of the tax liability for prior years. The resulting change in the liability for prior year income taxes and the deferred income tax liability increased 1994 net income $11.8 million.

Rate regulations adopted by the FCC significantly affected Scripps Cable's operating results in 1994 and in 1993. The effects of price decreases resulting from the regulations were partially offset by subscriber growth in 1994. After declining year-over-year for five straight quarters, EBITDA increased in the fourth quarter of 1994 and in each quarter of 1995.

Program costs have increased due to the growth in the number of subscribers, additional programming offered subscribers, and increased costs to produce or purchase programming. Program costs as a percentage of basic and premium programming service revenues increased sharply in 1994 due to the full-year impact of rate regulation on revenues.


LIQUIDITY AND CAPITAL RESOURCES

Cash flow from operating activities was $72.0 million in 1995, $56.7 million in 1994, and $65.4 million in 1993. The increase in 1995 was due to the substantial increase in EBITDA. The decrease in 1994 was primarily due to the effects of rate regulation.

In 1995 Scripps Cable reached an agreement to acquire cable television systems adjacent to its Knoxville and Chattanooga systems for $62.5 million. The acquisition was completed January 1996. Scripps Cable invests heavily in its cable plant, continually replacing and modernizing its technology by rebuilding and upgrading its systems with fiber optic cable. Capital expenditures have decreased from 1993 levels as the rebuilds of the Knoxville and Chattanooga systems are substantially completed. Acquisitions of cable television systems and capital expenditures are financed through cash flow from operating activities and, if necessary, additional advances from Scripps.

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders,
The E.W. Scripps Company:

We have audited the accompanying combined balance sheets of Scripps Cable (see Note 1) as of December 31, 1995 and 1994, and the related combined statements of income and retained earnings and of cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the management of The E.W. Scripps Company. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such combined financial statements present fairly, in all material respects, the financial position of Scripps Cable at December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.






DELOITTE & TOUCHE LLP
Cincinnati, Ohio
February 22, 1996

SCRIPPS CABLE
COMBINED BALANCE SHEETS
( in thousands )
                                                                                                           December 31,
                                                                                                       1995            1994

ASSETS
CURRENT ASSETS :
Cash and cash equivalents                                                                        $       3,085   $       2,103
Accounts receivable (less allowances - 1995, $1,288; 1994, $1,115)                                      12,107           9,914
Inventories                                                                                             12,822          10,433
Refundable property taxes                                                                                               10,400
Deferred income taxes                                                                                    5,421           5,401
Miscellaneous                                                                                              446           3,186
Total current assets                                                                                    33,881          41,437

PROPERTY, PLANT, AND EQUIPMENT :
Land and improvements                                                                                    3,691           3,704
Buildings and improvements                                                                               9,529           9,230
Equipment                                                                                              587,052         548,275
Total property, plant, and equipment                                                                   600,272         561,209
Less accumulated depreciation                                                                          305,715         266,980
Net property, plant, and equipment                                                                     294,557         294,229

GOODWILL AND OTHER INTANGIBLE ASSETS :
Goodwill                                                                                                40,965          40,671
Non-competition agreements                                                                               5,800           5,800
Franchise costs                                                                                        158,541         159,541
Customer lists                                                                                           1,719           1,719
Other intangible assets                                                                                  7,100           7,053
Total goodwill and other intangible assets                                                             214,125         214,784
Less accumulated amortization                                                                          120,629         113,067
Net goodwill and other intangible assets                                                                93,496         101,717

OTHER ASSETS                                                                                               639             993

TOTAL ASSETS                                                                                     $     422,573   $     438,376


See notes to combined financial statements.

SCRIPPS CABLE
COMBINED BALANCE SHEETS
( in thousands )
                                                                                                           December 31,
                                                                                                       1995            1994

LIABILITIES AND STOCKHOLDER'S DEFICIENCY
CURRENT LIABILITIES :
Accounts payable                                                                                 $      12,244   $      14,915
Customer deposits and unearned revenue                                                                   2,475           3,089
Accrued liabilities :
  Employee compensation and benefits                                                                     1,174           1,276
  Copyright and programming costs                                                                        7,164           7,312
  Lawsuits and related settlements                                                                       3,784           6,500
  Property taxes                                                                                         1,038           1,674
  Interest on advances from parent company                                                               1,599           1,618
  Income taxes                                                                                            (22)           (437)
  Miscellaneous                                                                                          5,818           5,632
Total current liabilities                                                                               35,274          41,579

DEFERRED INCOME TAXES                                                                                   80,193          80,622

ADVANCES FROM PARENT COMPANY                                                                           312,737         336,332

OTHER LONG-TERM OBLIGATIONS                                                                              9,325          12,489

COMMITMENTS AND CONTINGENCIES (Note 7)

STOCKHOLDER'S DEFICIENCY :
Capital stock                                                                                            1,801           1,801
Additional paid-in capital                                                                              35,144          35,144
Retained earnings (deficit)                                                                           (51,901)        (69,591)
Total stockholder's deficiency                                                                        (14,956)        (32,646)

TOTAL LIABILITIES AND STOCKHOLDER'S DEFICIENCY                                                   $     422,573   $     438,376


See notes to combined financial statements.

SCRIPPS CABLE
COMBINED STATEMENTS OF INCOME AND RETAINED EARNINGS
( in thousands )
                                                                                                      For the years ended
                                                                                                          December 31,
                                                                                          1995              1994          1993

OPERATING REVENUES :
Basic services                                                                     $        183,196    $   165,682   $   171,703
Premium programming services                                                                 53,297         49,242        46,401
Other monthly services                                                                       16,873         17,422        14,611
Advertising                                                                                  13,215         11,367         8,870
Installation and miscellaneous                                                               12,901         11,643        10,207
Total operating revenues                                                                    279,482        255,356       251,792

OPERATING EXPENSES :
Employee compensation and benefits                                                           42,952         41,343        39,237
Cable television programming costs                                                           69,826         61,614        55,548
Other operating expenses                                                                     50,032         61,764        51,747
Depreciation and amortization                                                                54,099         57,331        60,029
Total operating expenses                                                                    216,909        222,052       206,561

OPERATING INCOME                                                                             62,573         33,304        45,231

OTHER CREDITS (CHARGES) :
Interest on advances from parent company                                                   (34,915)       (33,447)      (28,916)
Other interest expense                                                                        (343)          (342)         (889)
Corporate management fee                                                                                   (2,957)       (2,293)
Gain on sale of cable television system                                                       1,502
Miscellaneous, net                                                                              786           (69)         (139)
Net other credits (charges)                                                                (32,970)       (36,815)      (32,237)

INCOME (LOSS) BEFORE INCOME TAXES                                                            29,603        (3,511)        12,994

PROVISION (CREDIT) FOR INCOME TAXES                                                          11,913       (10,590)         8,273

NET INCOME                                                                                   17,690          7,079         4,721

RETAINED EARNINGS (DEFICIT) :
Beginning of year                                                                          (69,591)       (76,670)      (81,391)

End of year                                                                        $       (51,901)    $  (69,591)   $  (76,670)


See notes to combined financial statements.

SCRIPPS CABLE
COMBINED STATEMENTS OF CASH FLOWS
( in thousands )
                                                                                                    For the years ended
                                                                                                         December 31,
                                                                                          1995              1994          1993

Cash Flows From Operating Activities:
Net income                                                                         $         17,690    $     7,079   $     4,721
Adjustments to reconcile net income
     to net cash flows from operating activities:
     Depreciation and amortization                                                           54,099         57,331        60,029
     Gain on sale of cable television system                                                (1,502)
     Deferred income taxes                                                                    (449)          (657)       (3,866)
     Adjustment of liability for prior year income taxes                                                  (11,800)
     Payment of prior year income taxes to Scripps                                                         (7,400)
     Prepaid franchise fees                                                                   2,576          2,574         2,574
     Refundable property taxes                                                               10,400        (6,612)       (3,788)
     Commitments and contingencies                                                          (2,716)          6,500
     Changes in certain working capital accounts                                            (5,431)          4,262         6,504
     Miscellaneous, net                                                                     (2,652)          5,421         (809)
Net operating activities                                                                     72,015         56,698        65,365

Cash Flows From Investing Activities:
Additions to property, plant, and equipment                                                (47,484)       (41,616)      (67,019)
Additions to intangible assets                                                                (124)           (89)          (62)
Sale of cable television system                                                               2,800
Purchase of cable television systems and minority interests                                   (384)       (26,501)       (7,121)
Miscellaneous, net                                                                              254          2,037         3,377
Net investing activities                                                                   (44,938)       (66,169)      (70,825)

Cash Flows From Financing Activities:
Increases in advances from parent company                                                                   13,455         8,613
Payments on long-term debt                                                                                                  (71)
Payments on advances from parent company                                                   (23,595)        (2,102)       (1,906)
Miscellaneous, net                                                                          (2,500)        (1,875)         (593)
Net financing activities                                                                   (26,095)          9,478         6,043

Increase in Cash and Cash Equivalents                                                           982              7           583

Cash and Cash Equivalents:
Beginning of year                                                                             2,103          2,096         1,513

End of year                                                                        $          3,085    $     2,103   $     2,096

Supplemental Cash Flow Disclosures:
Interest paid                                                                      $         35,142    $    33,472   $    29,821
Income taxes paid                                                                            12,747         10,947         8,582



See notes to combined financial statements.

NOTES TO COMBINED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation - The combined financial statements of Scripps Cable include EWS Cable Company ("EWSCC") - 100 shares of no-par capital stock authorized, 50 shares issued and outstanding; L-R Cable Company ("LRCC") - 100 shares of no-par capital stock authorized, 50 shares issued and outstanding; Scripps Howard Cable Company ("SHCC") - 100 shares of no-par capital stock authorized, 80 shares issued and outstanding; and Scripps Howard Cable Company of Sacramento ("SHCCS") - 2,000 shares of no-par capital stock authorized, 100 shares issued and outstanding.

EWSCC and LRCC are wholly-owned subsidiaries of Scripps Howard, Inc. ("SHI"), which is a wholly-owned subsidiary of The E.W. Scripps Company ("Scripps"). SHCC and SHCCS are wholly-owned subsidiary companies of Scripps Howard Broadcasting Company ("SHB"). Prior to 1993 SHB was 86%- owned by SHI. SHI acquired 5.7% of the outstanding shares of SHB in 1993 and Scripps acquired the remaining minority interest in SHB in 1994 (see
Note 2).

The historical basis in assets and liabilities of the cable television systems has been carried over. The historical combined financial statements do not necessarily reflect the results of operations or financial position that would have existed if Scripps Cable were an independent company. SHI provides certain legal, treasury, accounting, tax, risk management and other corporate services to Scripps Cable (see Note 8).

On October 28, 1995 Scripps and Comcast Corporation ("Comcast") reached an agreement pursuant to which Scripps will contribute all of its non-cable television assets to SHI and SHI's cable television systems subsidiaries ("Scripps Cable") will be transferred to and held directly by Scripps. Scripps Cable will then be acquired by Comcast through a tax-free merger (the "Merger") with Scripps.

The closing date of the Transactions is expected to be in the third quarter of 1996, subject to regulatory approvals and certain other conditions. Controlling shareholders in Scripps and Comcast have agreed to vote in favor of the Merger, and as a result completion of the Transactions is assured so long as such conditions are satisfied and such regulatory approvals (including approval of the Spin-Off as a tax-free transaction by the Internal Revenue Service and approval of the Merger by the Federal Communications Commission and certain franchise authorities) are received. While there can be no assurances regarding such approvals, management believes all such approvals will be obtained.

Certain liabilities included in these combined financial statements (primarily income taxes payable, accruals for commitments and contingencies, and amounts due Scripps) will not be assumed by Comcast. At December 31, 1995 those liabilities totaled approximately $325,300,000.

Nature of Business - Scripps Cable operates cable television systems with 766,000 subscribers (at December 31, 1995) in several states in the southeastern United States, Colorado, and Sacramento, California. Scripps Cable's revenues are primarily earned from subscriber fees for basic, cable programming and premium television services (including pay-per-view programming), and the rental of converters and remote control devices. Historically Scripps Cable's revenue growth has been primarily achieved through internal subscriber growth, acquisitions, and increases in rates for services provided to cable television subscribers. Rate regulations adopted by the Federal Communications Commission pursuant to the 1992 Cable Act have affected Scripps Cable's ability to increase rates for certain services.

Revenue Recognition - Scripps Cable bills its customers in advance and recognizes revenue as cable television services are provided. Credit risk is managed by disconnecting services to delinquent customers. Installation revenues are generally less than direct selling and installation costs and are recognized on the date of installation.

Use of Estimates - Preparation of the financial statements requires the use of estimates. Scripps Cable's financial statements include estimates for such items as income taxes and certain accrued liabilities, such as copyright and programming costs, property taxes and commitments and contingencies. Management does not believe it is likely that its estimates for such items will change materially in the near term.

Cash and Cash Equivalents - Cash and cash equivalents represent cash on hand, bank deposits, and highly liquid debt instruments with an original maturity of up to three months. Cash equivalents are stated at cost plus accrued interest, which approximates fair value (see Note 8).

Inventories - Inventories include converters, remote controls, and supplies used to install and maintain cable television services. Inventories are stated at the lower of cost or market. Cost is computed using the first in, first out ("FIFO") method.

Refundable Property Taxes - In 1991 the property tax valuation of the Sacramento cable television system was increased. Scripps Cable disputed the amount and basis for the increased valuation. Refundable property taxes represent additional property taxes paid by Scripps Cable while the valuation was under appeal. The appeal was settled in favor of Scripps Cable in the first quarter of 1995. As a result Scripps Cable received property tax refunds totaling $10,400,000, excluding interest.

Property, Plant, and Equipment - Property, plant, and equipment is recorded at cost. Costs of constructing transmission and distribution systems are capitalized. Maintenance and repairs are expensed as incurred.

Depreciation is computed using the straight-line method over estimated useful lives as follows:

 Buildings and improvements                              35 years
 Cable television transmission and distribution systems  10 to 15 years
 Other cable television equipment                         5 to 10 years
 Office and other equipment                               3 to 10 years

Goodwill and Other Intangible Assets - Goodwill and other intangible assets are stated at the lower of unamortized cost or fair value. At each balance sheet date management reviews the realizability of goodwill and other intangible assets based upon undiscounted estimated future net cash flows of regional groupings of cable television systems. An impairment loss is recognized when the unamortized cost of the assets of a grouping of cable television systems exceeds the undiscounted estimated future net cash flows.

Goodwill represents the cost of acquisitions in excess of tangible assets and identifiable intangible assets received and also includes the excess of cost over book value of shares purchased from minority SHB shareholders and allocated to Scripps Cable. Goodwill is amortized on the straight-line basis over periods of up to forty years.

Cable television franchises are amortized on the straight-line basis generally over the remaining terms of acquired cable systems' franchise agreements. Non-competition agreements are amortized on the straight-line basis over the terms of the agreements. Other intangible assets are amortized on the straight-line basis over estimated useful lives not exceeding forty years.

The Financial Accounting Standards Board issued Financial Accounting Standard No. 121 - Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of in March 1995. The standard requires that long-lived assets and certain identifiable intangible assets be reviewed for impairment and that long-lived assets to be disposed of be reported at the lower of carrying amount or fair value less costs to sell. The standard, which Scripps Cable is required to adopt in 1996, is not expected to have any immediate impact on Scripps Cable's results of operations or financial position.

Income Taxes - Scripps Cable is included in the consolidated federal tax return of Scripps.

The provision (credit) for income taxes is generally prepared as if Scripps Cable filed a separate return, however tax benefits for taxable losses and other deductions that would be limited if Scripps Cable were an independent company are recognized currently if such losses and benefits are utilized in the consolidated Scripps provision. If the tax provision were prepared on a separate return basis the tax provision (credit) in the accompanying Statements of Income and Retained Earnings would have been $5,913,000 in 1995, ($10,590,000) in 1994, and $7,273,000 in 1993. Such amounts differ from the reported amounts due to timing of the recognition of benefits for taxable losses and investment tax credits.

Deferred income taxes are provided for temporary differences between the tax basis and reported amounts of assets and liabilities that will result in taxable or deductible amounts in future years. Scripps Cable's temporary differences primarily result from accelerated depreciation and amortization for tax purposes and accrued expenses not deductible for tax purposes until paid.

Other Long-term Obligations - Other long-term obligations primarily include non-current income taxes payable.

Postemployment Benefits - Postretirement benefits are recognized during the years that employees render service. Scripps Cable has no significant postretirement benefit obligations. Other postemployment benefits, such as disability-related benefits and severance, are recognized when the benefits become payable.

Self-Insurance - Scripps is primarily self-insured for employee health, workers' compensation, and general liability insurance. Scripps Cable is allocated a share of the annual cost of those coverages. The cost is allocated using actuarial methods and insurance pricing models.



2.  ACQUISITIONS AND DIVESTITURES

  Acquisitions
  In 1995 SHB reached an agreement to acquire cable television systems adjacent to the Knoxville and Chattanooga systems for $62,500,000 (the "Mid-Tenn Purchase"). The acquisitions were completed in January 1996. Scripps Cable acquired several cable television systems adjacent to existing service areas in the three years ended December 31, 1995.

  In 1993 SHI acquired 5.7% of the outstanding shares of SHB and in 1994 Scripps acquired the remaining minority interest in SHB. The excess of the cost over the book value of the shares related to SHB's cable television operations has been recorded as goodwill by Scripps Cable.

  The following table presents additional information about the acquisitions:

( in thousands )
                                                                                                   For the years ended
                                                                                                       December 31,
                                                                                          1995              1994          1993

Goodwill and other intangible assets acquired                                   $               247 $          233 $          161
Other assets acquired, primarily property, plant, and equipment                                 137            152             90

Total cable television system acquisitions                                                      384            385            251
Excess of cost over book value of SHB stock
     allocated to Scripps Cable and paid to SHI                                                             26,116          6,870

Total                                                                           $               384 $       26,501 $        7,121


  The acquisitions have been accounted for as purchases. The acquired operations have been included in the Combined Statements of Income from the dates of acquisition. Pro forma results are not presented because the combined results of operations would not be significantly different from the reported amounts.

  Divestitures
  In 1995 Scripps Cable sold its cable television system in Barbourville, Kentucky. The sale resulted in a pre-tax gain of $1,502,000.

3.  INCOME TAXES

In 1994 the IRS proposed adjustments related to certain intangible assets and a deduction related to the 1986 redemption of a partnership interest in certain of Scripps Cable's systems. Based upon the proposed adjustments management changed its estimate of the tax liability for prior years. The resulting change in the liability for prior year income taxes and the
deferred income tax liability increased 1994 net income $11,800,000.   In
1995 Scripps reached agreement with the IRS to settle the audits of its 1985 through 1987 tax returns. The settlement payment was charged to the tax liability for prior years. The liability was not adjusted as a result of the settlement.

The IRS is currently examining Scripps' consolidated income tax returns for the years 1988 through 1991. Management believes that adequate provision for income taxes has been made for all open years.

The approximate effects of the temporary differences giving rise to Scripps Cable's deferred income tax liabilities (assets) are as follows:


( in thousands )
                                                                                                      December 31,
                                                                                     1995              1994            1993

Accelerated depreciation and amortization                                       $      81,852    $      85,870   $      71,516
Commitments and contingencies                                                         (1,438)          (2,470)
Refundable property taxes                                                                                              (2,900)
Other temporary differences, net                                                      (1,839)          (1,892)         (1,027)

Total                                                                                  78,575           81,508          67,589
State net operating loss carryforwards                                                (6,625)          (8,949)         (7,516)
Valuation allowance for state deferred tax assets                                       2,822            2,662           1,732

Net deferred tax liability                                                      $      74,772    $      75,221   $      61,805


Scripps Cable's state net operating loss carryforwards expire from 1996 through 2005. At each balance sheet date management estimates the amount of state net operating loss carryforwards that are not expected to be utilized prior to expiration of the carryforward period. The tax effect of these unused state net operating loss carryforwards is included in the valuation allowance.

The provision (credit) for income taxes is as follows:

( in thousands )
                                                                                                       For the years ended
                                                                                                         December 31,
                                                                                          1995              1994          1993

Current:
     Federal                                                                       $         11,777    $  (10,290)   $    11,905
     State and local                                                                            585            357           234

Total current                                                                                12,362        (9,933)        12,139

Deferred:
     Federal                                                                                (2,579)        (2,482)       (4,141)
     State and local                                                                          2,130          1,825           275

Total deferred                                                                                (449)          (657)       (3,866)

Total income tax provision (credit)                                                $         11,913    $  (10,590)   $     8,273



The difference between the statutory rate for federal income tax and the effective income tax rate is as follows:

                                                                                                      For the years ended
                                                                                                         December 31,
                                                                                          1995              1994          1993

Statutory rate                                                                               35.0 %        (35.0)%         35.0 %
Effect of:
     State and local income taxes                                                               6.0           41.0           2.6
     Amortization not deductible for tax purposes                                               1.1           30.3          17.8
     Increase in tax rate to 35% on deferred tax liabilities                                                                10.5
     Change in estimated tax liability for prior years                                                     (336.3)
     Miscellaneous                                                                            (1.9)          (1.6)         (2.2)

Effective income tax rate                                                                    40.2 %       (301.6)%         63.7 %

4.  ADVANCES FROM PARENT COMPANY

Advances from parent company consisted of the following at December 31:

( in thousands )
                                                                                                           December 31,
                                                                                                       1995            1994

9.5% note, due to Scripps through 2017                                                           $     125,388   $     127,019
11% note, due to Scripps through 2017                                                                   66,118          66,806
Variable rate borrowings from SHI                                                                      121,231         142,507

Total advances                                                                                   $     312,737   $     336,332

Scripps Cable has a variable rate borrowing agreement with SHI. Interest on the borrowings is charged at 1% over the prime interest rate. SHI also manages Scripps Cable's daily flow of cash (see Note 8). Net cash deficiencies are included in variable rate borrowings. Interest on cash deficiencies is charged at SHI's short-term borrowing rate.

Scheduled maturities of the 9.5% and 11% notes are as follows: 1996, $2,558,000; 1997, $2,822,000; 1998, $3,114,000; 1999, $3,436,000; 2000,
$3,792,000; and later years, $175,784,000. All advances are classified as non-current as such amounts can be refinanced on a long-term basis.



5.  SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental cash flow information is as follows:


( in thousands )
                                                                                            For the years ended December 31,
                                                                                          1995              1994          1993

Other changes in certain working capital accounts, net:
     Accounts receivable                                                           $        (2,193)    $   (2,064)   $     1,292
     Inventories                                                                            (2,389)          3,946         1,058
     Accounts payable                                                                       (2,671)          2,142         2,489
     Accrued income taxes                                                                       415        (2,280)         3,417
     Other, net                                                                               1,407          2,518       (1,752)

     Total                                                                         $        (5,431)    $     4,262   $     6,504

6.  EMPLOYEE BENEFIT PLANS

SHI sponsors a defined benefit plan covering substantially all employees of Scripps Cable. Benefits are generally based on the employees' compensation and years of service. Funding is based on the requirements of the plan and applicable federal laws.

SHI also sponsors a defined contribution plan covering substantially all employees of Scripps Cable. Scripps Cable matches a portion of employees' voluntary contributions to the plan.

Retirement plans expense allocated to Scripps Cable consisted of the following:


( in thousands )
                                                                                                     For the years ended
                                                                                                        December 31,
                                                                                          1995              1994          1993

Service cost                                                                       $            579    $       684   $       615
Interest cost                                                                                   331            321           284
Actual return on plan assets                                                                  (179)           (20)            67
Net amortization and deferral                                                                   100             58          (43)

Defined benefit plan                                                                            831          1,043           923
Defined contribution plan                                                                       518            429           373

Total retirement plans expense                                                     $          1,349    $     1,472   $     1,296


Assumptions used in the accounting for the defined benefit plan were as follows:

                                                                                                       For the years ended
                                                                                                          December 31,
                                                                                              1995            1994          1993

Discount rate as of December 31                                                                7.0%           8.5%          7.0%
Expected long-term rate of return on plan assets                                               8.0%           9.5%          8.0%
Rate of increase in compensation levels                                                        3.5%           5.0%          3.5%

The plans' long-term rate of return on plan assets has been approximately one percentage point greater than the discount rate. Management believes the discount rate plus one percentage point is the best estimate of the long-term return on plan assets at any point in time. Therefore, when the discount rate changes, management's expectation for the future long-term rate of return on plan assets changes in tandem.

Scripps Cable's allocation of the funded status of the defined benefit plan at December 31 was as follows:


( in thousands )
                                                                                                  For the years ended
                                                                                                      December 31,
                                                                                          1995              1994          1993

Actuarial present value of projected benefits                                      $          6,401    $     4,462   $     4,631
Plan assets at fair value                                                                     2,852          2,411           851

Projected benefits in excess of plan assets                                        $          3,549    $     2,051   $     3,780

Plan assets primarily consist of marketable equity and fixed-income securities.



7.  COMMITMENTS AND CONTINGENCIES

In 1994 Scripps Cable accrued $6,500,000 as an estimate of the ultimate costs, including attorneys' fees and settlements, of certain lawsuits against the Sacramento cable television system related primarily to employment issues and to the timing and amount of late-payment fees assessed to subscribers. In 1995 Scripps Cable accrued an additional $1,400,000 based upon a reassessment of the probable costs of these and additional employment-related lawsuits. Management believes the possibility of incurring a loss greater than the amount accrued is remote. Amounts accrued, less payments for settlements and attorney fees, are included in accrued lawsuits and settlements in the accompanying Consolidated
Balance Sheets.

In 1994 customers of the Sacramento cable television system were awarded special rebates in connection with litigation concerning the system's pricing in the late 1980s. The rebates and related legal fees totaled $2,993,000.

Minimum payments on non-cancelable leases at December 31, 1995 were as follows: 1996, $1,260,000; 1997, $1,170,000; 1998, $1,160,000; 1999,
$1,160,000; 2000, $1,150,000; and later years, $1,150,000.

Rental expense for cancelable and non-cancelable leases was as follows:
1995, $4,380,000; 1994, $3,790,000; and 1993, $4,270,000.



8.  PARENT COMPANY RELATIONSHIP

SHI manages Scripps Cable's daily flow of cash. Cash excesses or deficiencies earn or incur interest at appropriate short-term market rates. Cash deficiencies are included in variable rate borrowings from SHI (see
Note 4).

Scripps Cable also participates in SHI's controlled disbursement system, where the bank sends daily notification of checks presented for payment. SHI transfers funds from other sources to cover checks presented for payment. Payments are charged against cash excesses or added to cash deficiencies as checks are issued.

The balance of advances, including cash deficiencies, at December 31, 1995 and 1994 was $312,737,000 and $336,332,000. Interest charged on advances and cash deficiencies was $34,915,000 in 1995, $33,447,000 in 1994, and
$28,916,000 in 1993. Interest accrued on the advances at December 31 was $1,599,000 in 1995 and $1,618,000 in 1994.

The federal tax provision (credit) allocated to Scripps Cable was $9,198,000 in 1995, ($12,772,000) in 1994, and $7,764,000 in 1993.

SHI provides management services, including legal, treasury, accounting, tax, risk management and other services to Scripps Cable. The cost for such services, which include the costs of Scripps' corporate office, is allocated on the basis of revenues. Management believes its method of allocating the cost of such services is reasonable. Scripps Cable was not charged for such services in 1995. Scripps Cable's share of the cost of such services was $2,957,000 in 1994 and $2,293,000 in 1993.

                      FINANCIAL STATEMENTS AND EXHIBITS

               Financial Statements and Financial Information

See index to financial statements and financial information at page F-1 of this second amendment to The E.W. Scripps Company Current Report on Form 8-K dated December 28, 1995.


                                  Exhibits

See index to exhibits at page E-1 of this amendment to The E.W.
Scripps Company Current Report on Form 8-K dated December 28, 1995.



                                 SIGNATURES


Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                              THE E.W. SCRIPPS COMPANY




Dated :  May 10, 1996        By:  /s/ D. J. Castellini

                                  D. J. Castellini
                                  Senior Vice President,
                                  Finance & Administration

                          THE E.W. SCRIPPS COMPANY

           Index to Financial Statements and Financial Information

Item No.                                                          Page

  1.  Selected Financial Data                                      10

  2.  Management's Discussion and Analysis of Financial
        Condition and Results of Operations of Scripps Cable       12

  3.  Independent Auditors' Report                                 15

  4.  Combined Balance Sheets                                      16

  5.  Combined Statements of Income and Retained Earnings          18

  6.  Combined Statements of Cash Flows                            19

  7.  Notes to Combined Financial Statements                       20

                          THE E.W. SCRIPPS COMPANY

                  Index to Pro Forma Financial Information


Item No.                                                            Page

(B)  1.  Pro Forma Balance Sheet as of December 31, 1995.           P - 2

     2.  Pro Forma Statements of Income for the Year Ended
           December 31, 1995.                                       P - 4

     3.  Notes to Pro Forma Financial Information.                  P - 5

THE E.W. SCRIPPS COMPANY
PRO FORMA BALANCE SHEET
AS OF DECEMBER 31, 1995
( in thousands )
                                                                REPORTED        SCRIPPS       PRO FORMA             PRO FORMA
                                                                AMOUNTS          CABLE       ADJUSTMENTS             AMOUNTS
ASSETS
CURRENT ASSETS:
     Cash and cash equivalents                              $       30,021                 $     (7,955)  (B)
                                                                                                 (8,000)  (D)    $      14,066
     Short-term investments                                         25,013                      (25,013)  (B)
     Accounts and notes receivable                                 170,314                                             170,314
         Less allowances                                             3,447                                               3,447
     Net accounts and notes receivable                             166,867                                             166,867
     Program rights and production costs                            52,402                                              52,402
     Refundable income taxes                                         7,828                                               7,828
     Inventories                                                    11,459                                              11,459
     Deferred income taxes                                          21,694                                              21,694
     Miscellaneous                                                  18,961                                              18,961
     Total current assets                                          334,245                      (40,968)               293,277

NET ASSETS OF DISCONTINUED CABLE OPERATIONS                        305,838   $   305,838

INVESTMENTS                                                         53,186                                              53,186

PROPERTY, PLANT, AND EQUIPMENT
     Land and improvements                                          39,774                                              39,774
     Buildings and improvements                                    180,180                                             180,180
     Equipment                                                     520,733                                             520,733
     Total property, plant, and equipment                          740,687                                             740,687
     Less accumulated depreciation                                 314,728                                             314,728
     Net property, plant, and equipment                            425,959                                             425,959

GOODWILL AND OTHER INTANGIBLE ASSETS
     Goodwill and other intangible assets                          652,784                                             652,784
     Less accumulated amortization                                 157,011                                             157,011
     Net goodwill and other intangible assets                      495,773                                             495,773

OTHER ASSETS:
     Program rights and production costs (less current portion)     26,829                                              26,829
     Miscellaneous                                                  13,722                                              13,722
     Total other assets                                             40,551                                              40,551

TOTAL ASSETS                                                $    1,655,552   $   305,838   $    (40,968)         $   1,308,746

THE E.W. SCRIPPS COMPANY
PRO FORMA BALANCE SHEET
AS OF DECEMBER 31, 1995
( in thousands )
                                                                REPORTED        SCRIPPS       PRO FORMA             PRO FORMA
                                                                AMOUNTS          CABLE       ADJUSTMENTS             AMOUNTS
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
    Current portion of long-term debt                       $       78,698                 $    (31,658)  (A)    $      47,040
    Accounts payable                                                78,538                                              78,538
    Customer deposits and unearned revenue                          21,307                                              21,307
    Accrued liabilities:
        Employee compensation and benefits                          32,901                                              32,901
        Artist and author royalties                                  6,843                                               6,843
        Interest                                                     2,169                                               2,169
        Income taxes                                                   634                                                 634
        Lawsuits and related settlements                             8,803                                               8,803
        Miscellaneous                                               36,226                                              36,226
    Total current liabilities                                      266,119                      (31,658)               234,461

DEFERRED INCOME TAXES                                               82,229                                              82,229

LONG-TERM DEBT (LESS CURRENT PORTION)                                2,177                                               2,177

OTHER LONG-TERM OBLIGATIONS AND MINORITY INTERESTS                 113,601                                             113,601

STOCKHOLDERS' EQUITY                                             1,191,426   $   305,838         (9,310)  (D)          876,278

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                  $    1,655,552   $   305,838   $    (40,968)         $   1,308,746

THE E.W. SCRIPPS COMPANY
PRO FORMA STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 1995
( in thousands, except per share data )
                                                                REPORTED        SCRIPPS       PRO FORMA             PRO FORMA
                                                                AMOUNTS          CABLE       ADJUSTMENTS             AMOUNTS

OPERATING REVENUES:
    Advertising                                             $      462,156                                       $     462,156
    Circulation                                                    125,354                                             125,354
    Other newspaper revenue                                         52,888                                              52,888
    Total newspapers                                               640,398                                             640,398
    Broadcasting                                                   295,228                                             295,228
    Entertainment                                                   94,752                                              94,752
    Total operating revenues                                     1,030,378                                           1,030,378

OPERATING EXPENSES:
    Employee compensation and benefits                             338,987                                             338,987
    Newsprint and ink                                              123,579                                             123,579
    Program rights and production costs                             58,358                                              58,358
    Other operating expenses                                       261,708                                             261,708
    Depreciation                                                    46,496                                              46,496
    Amortization of intangible assets                               20,094                                              20,094
    Total operating expenses                                       849,222                                             849,222

OPERATING INCOME                                                   181,156                                             181,156

OTHER CREDITS (CHARGES):
    Interest expense                                              (11,223)                 $       4,353  (A)
                                                                                                 (1,864)  (B)          (8,734)
    Miscellaneous, net                                               1,535                       (1,974)  (B)            (439)
    Net other credits (charges)                                    (9,688)                           515               (9,173)

INCOME BEFORE TAXES AND MINORITY INTERESTS                         171,468                           515               171,983

PROVISION FOR INCOME TAXES                                          74,532                           196  (C)           74,728

INCOME BEFORE MINORITY INTERESTS                                    96,936                           319                97,255

MINORITY INTERESTS                                                   3,347                                               3,347

INCOME FROM CONTINUING OPERATIONS                                   93,589                           319                93,908
INCOME FROM DISCONTINUED OPERATIONS                                 39,789   $    39,789

NET INCOME                                                  $      133,378   $    39,789   $         319         $      93,908


AVERAGE WEIGHTED SHARES                                             79,960        79,960          79,960                79,960

PER SHARE OF COMMON STOCK:
     Income from continuing operations                               $1.17                                               $1.17
     Income from discontinued operations                               .50          $.50
     Net income                                                      $1.67          $.50                                 $1.17

                          THE E.W. SCRIPPS COMPANY

                  NOTES TO PRO FORMA FINANCIAL INFORMATION

On October 28, 1995 The E.W. Scripps Company ("Scripps") and Comcast Corporation ("Comcast") reached an agreement pursuant to which Scripps will contribute all of its non-cable television assets to Scripps Howard, Inc. ("SHI" - a wholly-owned subsidiary of Scripps and the direct or indirect parent of all of Scripps' operations) and SHI's cable television system subsidiaries ("Scripps Cable") will be transferred to and held directly by Scripps. Scripps Cable will be acquired by Comcast through a tax-free merger (the "Merger") with Scripps. The remaining SHI business will continue as "New Scripps", which will be distributed in a tax-free "spin-off" to Scripps shareholders (the "Spin-Off") prior to the Merger and thereafter renamed The E.W. Scripps Company. As a condition of the Merger Scripps has agreed to retire or defease its $32 million aggregate principal amount 7.375% notes due in 1998 ("Defeasance"). The Merger, Spin-off and Defeasance are collectively referred to as the "Transactions." The accompanying unaudited pro forma balance sheet and statements of income of Scripps assume completion of the Transactions.

The pro forma balance sheet as of December 31, 1995 assumes the Transactions occurred as of that date. The pro forma statements of income assume the Transactions were completed at the beginning of the period. Pro forma adjustments primarily represent defeasance of Scripps' 7.375% notes due in 1998 and related tax effects and estimated investment banking and other fees on the Transactions. Earnings per share is based on the weighted average shares outstanding for the period.

The pro forma financial information is not necessarily indicative of the results which actually would have occurred had the Transactions been completed as of the dates indicated or which may occur in the future.

Explanation of specific pro forma adjustments are as follows:

(A) Defeasance of 7.375% notes and related reduction in interest expense.

(B) Cash and short-term investments used to defease 7.375% notes and related reduction in investment income. Also interest on short-term borrowings required to defease debt as of the beginning of the period, at appropriate short-term rates.

(C) Tax effect of pro forma adjustments.

(D) Effect of the Transactions, net of estimated expenses of $8.0 million, on Stockholders' Equity.

                          THE E.W. SCRIPPS COMPANY

                              Index to Exhibits


Item No.                                                            Page

     10.  Agreement and Plan of Merger by and among
            The E.W. Scripps Company, Scripps Howard, Inc.,
            and Comcast Corporation                                  (1)

     24.  Independent Auditors' Consent                              E - 2



     (1) This exhibit was previously filed as Exhibit 10 in the first amendment to The E.W. Scripps Company Current
          Report on Form 8-K filed on December 29, 1995. The first amendment was filed on January 3, 1996.

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